Exhibit 10.2

FOR 2017 AWARDS

CLOUD PEAK ENERGY INC.
2009 LONG TERM INCENTIVE PLAN
(As Amended and Restated Effective March 3, 2017)

FORM OF
PERFORMANCE SHARE UNIT AWARD AGREEMENT

THIS AGREEMENT is made as of the 3rd day of March 2017 (the “Grant Date”), between Cloud Peak Energy Inc., a Delaware corporation (the “Company”), and            (the “Grantee”).

WHEREAS, the Company has adopted the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan (As Amended and Restated Effective March 3, 2017), as the same may be further amended and restated from time to time (the “Plan”), in order to provide an additional incentive to certain employees and directors of the Company and its Subsidiaries; and

WHEREAS, the Committee responsible for administration of the Plan has determined to grant Performance Share Units to the Grantee as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.                                      Grant of Performance Share Units.

1.1          The Company hereby grants to the Grantee, and the Grantee hereby accepts from the Company, an award of     Performance Share Units on the terms and conditions set forth in this Agreement (the “Award”).  Upon fulfillment of the requirements set forth below, the Award shall be settled in accordance with Section 6 of this Agreement.

1.2          This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference); and except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.                                      Performance Share Unit Performance Period.

The Performance Cycle for this Award shall commence on January 1, 2017 and shall end on December 31, 2019 (the “Performance Period”).  The Award shall be subject to performance vesting requirements related to the achievement of Performance Goals for the Performance Period as set forth in Appendix A to this Agreement.

3.                                      Dividend Equivalent Rights.

During the period that the Performance Share Units are outstanding, the Grantee shall be entitled to Dividend Equivalent Rights with respect to the Performance Share Units, in an amount equivalent to the dividends paid by the Company on a corresponding number of Shares.  Dividend Equivalent Right amounts credited to the Grantee on Performance Share Units will be deemed to be reinvested in additional Shares based on the Fair Market Value of a Share on the date the dividend is paid (with any fractional Share resulting therefrom rounded up to a whole Share), and a corresponding additional number of Performance Share Units will be subject to the Award hereunder.  Such additional Performance Share Units will be subject to the same vesting conditions and settled at the same time and in the same manner as the Performance Share Units to which the Dividend Equivalent Rights relate.

4.                                      Performance Share Unit Service Period and Termination of Employment.

4.1.         Service Period.  In addition to performance-vesting requirements, the Award will be subject to service-vesting requirements.  The service period for this Award will commence on the Grant Date and will end on the date the Award is paid as set forth in Section 6 of this Agreement (the “Service Period”).

4.2.         Termination—Generally.  Except in the case of a termination described in Sections 4.3 or 5 hereof, in the event the Grantee’s employment with the Company and its Subsidiaries, as applicable, is terminated on or after the Grant Date and prior to the last day of the Service Period, the Performance Share Units granted hereunder shall immediately be forfeited to the Company in their entirety without payment of consideration therefor to the Grantee, and the Grantee shall not be entitled to any Shares or cash under this Agreement.

4.3.         Qualifying Terminations.  If the Grantee’s employment with the Company and its Subsidiaries, as applicable, is terminated for any of the reasons set forth below (and subject to Section 5 hereof), in each case if such termination occurs on or after the Grant Date and prior to the last day of the Service Period, a Pro Rata Portion (as defined below) of the Performance Share Units shall remain eligible to vest as described in this Section 4.3, and the remaining Performance Share Units shall be forfeited to the Company in their entirety without payment of consideration therefor to the Grantee.  The “Pro Rata Portion” shall mean the total number of Performance Share Units which otherwise would have vested and become payable pursuant to Section 6 hereof had the Grantee remained employed to the end of the Service Period, multiplied by a fraction, the numerator of which is the number of days between (A) the Grant Date and (B) the date of the Grantee’s termination of employment, and the denominator of which is 1,095.  The Grantee’s Pro Rata Portion of the Award shall be paid, based on actual performance achieved through the end of the Performance Period, in accordance with Section 6 of this Agreement.

(a)                                 Death

(b)                                 Disability (as defined in the Plan)

(c)                                  Redundancy (as defined below)

(d)                                 Retirement (as defined below)

(e)                                  If the Grantee is not subject to an Employment Agreement (as defined below), termination for any other reason, other than a termination by the Company for Cause (as defined in the Plan), if there are exceptional circumstances and the Committee so decides prior to the date of the termination of the Grantee’s employment.

(f)                                   If the Grantee is subject to an Employment Agreement, termination by the Company for any reason other than for Cause as defined therein.

(g)                                  If the Grantee is subject to an Employment Agreement, termination by the Grantee for Good Reason as defined therein.

4.4.         Definitions.  For purposes of this Agreement:

(a)                                 “Employment Agreement” means an effective, written employment agreement between the Grantee and the Company or any of its Subsidiaries.  Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 4 or Section 5 and any Employment Agreement, the terms of the Employment Agreement shall control.

(b)                                 “Redundancy” means the Company or any of its Subsidiaries, as applicable, has ceased, or intends to cease, to carry on the business or particular business function for the purposes of which the Grantee is or was employed by it, or has ceased, or intends to cease, to carry on that business or particular business function in the place where the Grantee is or was employed.

(c)                                  “Retirement” means retirement at or after age 65, or early retirement at or after age 55 with 10 years of service with the Company or any of its Subsidiaries.

5.                                      Effect of a Change in Control.

5.1.         Change in Control—Generally.  In the event a Change in Control (as defined in the Plan) occurs, the surviving or successor entity is expected to assume this Agreement.  If, however, the surviving or successor entity does not assume this Agreement and the Award is accelerated, acceleration shall assume that the Performance Period and the Service Period end in connection with the occurrence of the Change in Control and attainment of the applicable Performance Goals at the higher of (i) the “target” level (prorated based upon the length of time within the Performance Period that has elapsed prior to the Change in Control) or (ii) actual achievement as of the date of such Change in Control, with payment with respect to vested Performance Share Units occurring in connection with the shortened Performance Period and Service Period in accordance with Section 6 of this Agreement.

5.2.         Termination Following a Change in Control.  Notwithstanding anything in Section 4.1 to the contrary, if there is a Change in Control (as defined in the Plan) and the surviving or successor entity has assumed this Agreement, and within two (2) years after such Change in Control the Grantee’s employment with the Company and its Subsidiaries, or the surviving or successor entity thereto, as applicable, is terminated (i) by the Company and its Subsidiaries, or the surviving or successor entity thereto, as applicable, without Cause (as defined in the Plan or, if applicable, an Employment Agreement) or (ii) if the Grantee is subject to an Employment Agreement, by the Grantee for Good Reason as defined therein, the Grantee shall be entitled, following the completion of the Performance Period to settlement with respect to the total number of Performance Share Units which otherwise would have vested and become payable had he or she remained employed to the end of the Service Period, based on actual performance achieved, in accordance with Section 6 of this Agreement.

6.                                      Settlement of Vested Performance Share Units.

6.1          For each vested Performance Share Unit, if any, the Company will pay or deliver to the Grantee (or in the case of the Grantee’s death, the Grantee’s Beneficiary or, if none, the Grantee’s estate) as soon as administratively practicable following the Committee’s certification that vesting has occurred, but no later than the fifteenth day of the third month following the end of the calendar year in which the Performance Period ends, in the Committee’s sole discretion, and subject to the satisfaction of Section 12 below: (a) one Share, (b) an amount of cash equal to the Fair Market Value of one Share on the last day of the Performance Period, or (c) a combination of the foregoing.  The value of any fractional Performance Share Units, if any, shall be rounded down at the time Shares or cash payments are issued or paid to the Grantee in connection with the Performance Share Units.  No fractional Shares, nor the cash value of any fractional Shares, will be issuable or payable to the Grantee pursuant to this Agreement.  Neither this Section 6 nor any action taken pursuant to or in accordance with this Section 6 shall be construed to create a trust or a funded or secured obligation of any kind.

6.2          Notwithstanding any provision of this Agreement to the contrary, the issuance of any Shares pursuant to this Section 6 will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Shares may then be listed, including any shareholder approval requirements necessary to issue the Shares (the “Share Issuance Restrictions”).  No Shares will be issued if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed.  In addition, Shares will not be issued unless (i) a registration statement under the Securities Act is at the time of issuance in effect with respect to the shares issued or (ii) in the opinion of legal counsel to the Company, the Shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares subject to the Performance Share Units will relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority has not been obtained.  As a condition to any issuance, the Company may require the Grantee to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.  From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate persons to make Shares available for issuance.  If the issuance of any Shares hereunder is not permissible under the Share Issuance Restrictions or for any other reason described above, then the Committee may, in its sole discretion, take any of the following actions: (A) pay to the Grantee, with respect to one or more Shares subject to this Agreement, an amount of cash equal to the Fair Market Value of such Share(s), (B) cancel this Award or any portion thereof, (C) provide to the Grantee any alternative compensation in lieu of any or all of the Shares, (D) any combination of the foregoing, or (E) elect any other response that it deems appropriate to respond to the Share Issuance Restrictions or other reasons described above as the Committee may determine in its sole discretion.

6.3          The Grantee may receive, hold, sell or otherwise dispose of any Shares delivered to him or her pursuant to this Section 6 free and clear of the vesting restrictions, but subject to compliance with all federal, state and other similar securities laws and the Company’s insider trading policies and stock ownership requirements.

7.                                      Restrictions on Transfer.

Performance Share Units may not be sold, assigned, hypothecated, pledged or otherwise transferred or encumbered in any manner except by will or the laws of descent and distribution.

8.             Rights of the Grantee.

The Grantee shall have no rights as a stockholder of the Company with respect to any Shares covered by this Agreement until the Performance Share Units vest and Shares, if any, are issued by the Company and deposited in the Grantee’s account at a transfer agent or other custodian selected by the Committee, or are issued to the Grantee upon settlement of the vested Performance Share Units granted under this Agreement.  The Grantee’s rights in respect of the unvested Performance Share Units shall be limited to those of a general unsecured creditor of the Company.

9.                                      Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

10.                               No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Company, any Subsidiary or any Division, nor shall this Agreement or the Plan interfere in any way with the right of the Company, any Subsidiary or any Division to terminate the Grantee’s employment therewith at any time.

11.                               Clawback Policies.

This Agreement is subject to any written clawback policies the Company, with the approval of the Board, may adopt.  These clawback policies may subject the Grantee’s rights and benefits under this Agreement to reduction, cancellation, forfeiture or recoupment if certain specified events and wrongful conduct occur, including, but not limited to, an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events and wrongful conduct specified in any such clawback policies adopted by the Company, with the approval of the Board, and that the Company determines should apply to this Agreement.

12.                               Withholding of Taxes.

To the extent that the receipt of the Performance Share Units or the vesting and/or settlement in connection therewith results in compensation income or wages to the Grantee for federal, state or local tax purposes, the Grantee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its withholding obligations under applicable tax laws or regulations, and if the Grantee fails to do so, the Company is authorized to and shall withhold from any cash or stock remuneration (including withholding any Shares distributable to the Grantee under this Agreement) then or thereafter payable to the Grantee any tax required to be withheld by reason of such resulting compensation income or wages. The Grantee acknowledges and agrees that the Company is making no representation or warranty as to the tax consequences to the Grantee as a result of the receipt of the Performance Share Units, the vesting thereof, or the forfeiture of any Performance Share Units.

13.                               Signatures in Counterparts.

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

14.                               Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto or as otherwise provided in the Plan.  No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

15.                               Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

16.                               Governing Law.

Except as to matters of federal law, the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

17.                               Notice.

All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail. Any person entitled to notice hereunder may waive such notice in writing.

18.                               Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  This Agreement shall inure to the benefit of the Grantee’s legal representatives.  All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Grantee’s Beneficiaries, heirs, executors, administrators and successors.

19.                               Section 409A.

The Company intends payments under this Agreement to be exempt from or to comply with the requirements of Section 409A of the Internal Revenue Code, as amended (“Section 409A”).  This Agreement shall be operated and interpreted consistent with the foregoing intent; provided, that the Company makes no representation that the Agreement complies with Section 409A and shall have no liability to the Grantee for any failure to comply with Section 409A.  Any payment or distribution that otherwise would be made to a Grantee who is a specified employee as defined in Section 409A(a)(2)(B) of the Code on account of a “separation from service” (within the meaning of Treas. Reg. § 1.409A-1(h)) may not be made before the date which is six months after the date of the specified employee’s separation from service (or if earlier, upon the specified employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short term deferral exemption or otherwise.

20.                               Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee.  Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes; provided however, that this dispute resolution provision shall not interfere with the Grantee’s rights to pursue and protect his or her legal rights in a court of competent jurisdiction.

21.                               Sections and Other Headings.

The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CLOUD PEAK ENERGY INC.	GRANTEE

By: Colin Marshall	Print Name:
Title: President and Chief Executive Officer

Appendix A

Performance Goals for Performance Share Units

The Committee has established the following terms for the Performance Share Units granted pursuant to this Agreement.

Performance Goal:  Relative Total Shareholder Return

Performance for purposes of determining the vesting of the Performance Share Units will be based on relative Total Shareholder Return (“TSR”) ranking.  Relative TSR ranking measures the Company’s share price movement over the Performance Period relative to the share price movement of peer companies.

TSR = End of Period Share Price — Beginning of Period Share Price + Dividends
                                                                                                                                                Beginning of Period Share Price

The Beginning of Period Share Price and the End of Period Share Price for the Company and the peer companies will be calculated by using the first and last, respectively, twenty (20) trading days of the Performance Period.  For purposes of calculating the Dividend element of TSR, the Committee will assume dividends are reinvested on a daily basis.

Grant Date:	As defined above in the first paragraph of the Agreement
Performance Period:	As defined above in Section 2 of the Agreement
Service Period:	As defined above in Section 4.1 of the Agreement
Peer Companies:	As set forth below
Target Performance:	Performance at the 50th Percentile Rank (Company 9 Ranking)
Payout Range:

0% to 200%, multiplied by the number of Performance Share Units set forth in Section 1 of the Award Agreement, as provided by the terms of the Agreement, provided in no event can the payout exceed 15 times the “Target Opportunity” (which is defined as the Company’s closing share price on the Grant Date multiplied by the number of Performance Share Units awarded as set forth in Section 1 of this Award).  In the event the payout would otherwise exceed 15 times the Target Opportunity, the number of Shares (or the Fair Market Value cash equivalent of such Shares) delivered or paid will be reduced to reflect the number of whole Shares such that the total payout is equal to 15 times the Target Opportunity.

Peer Companies:

1.              Alliance Resource Partners LP

2.              Antero Resources Corporation

3.              Arch Coal, Inc.

4.              Cabot Oil & Gas Corporation

5.              CNX Coal Resources LP

6.              EQT Corporation

7.              Foresight Energy LP

8.              Hallador Energy Company

9.              Natural Resource Partners L.P.

10.       Noble Energy Inc.

11.       Range Resources Corporation

12.       Rhino Resource Partners LP

13.       SM Energy Company

14.       SunCoke Energy Inc.

15.       Westmoreland Coal Co.

16.       Whiting Petroleum Corp.

The Committee, in its sole discretion, will make such changes to the list of Peer Companies as may be required to appropriately and equitably reflect the merger, consolidation, acquisition or other similar event involving a Peer Company.

Calculation of Ranking; Earned Performance Share Units

At the end of the Performance Period, TSR for the Company and each of the Peer Companies is calculated and ranked highest to lowest, with a percentile rank assigned to each numbered rank, and with the percentage of Performance Share Units vesting, as set forth in the table below.

TSR Company Ranking	Percentile Ranking	Payout: Percentage of Performance Share Units Earned
Company 1	100%	200%
Company 2	94%	200%
Company 3	88%	186%
Company 4	81%	171%
Company 5	75%	157%
Company 6	69%	143%
Company 7	63%	129%
Company 8	56%	114%
Company 9	50%	100%
Company 10	44%	88%
Company 11	38%	75%
Company 12	31%	63%
Company 13	25%	50%
Company 14	19%	0%
Company 15	13%	0%
Company 16	6%	0%
Company 17	0%	0%

•                  If the Company’s TSR in relation to the Peer Companies is above the 50th Percentile Ranking, but the Company’s absolute TSR (calculated using the same methodology as relative TSR) is negative during the Performance Period, then the payout shall be reduced to the Target payout of 100% rather than the higher percentage set forth above in this Appendix A.

The Committee, in its sole discretion, will determine and certify the number of Performance Share Units that have vested at the end of the applicable Performance Period based on the performance of the Company, calculated using the performance grid and guidelines set forth above, and subject further to the provisions of the Agreement, including the requirement that the Grantee remain employed throughout the Service Period.  No Performance Share Units will be deemed to have vested (contractually or for purposes of income taxes) prior to the time that the Committee certifies an applicable number of Performance Share Units to have vested.